Exhibit 99.1

FOR IMMEDIATE RELEASE

Active Power Closes $14 Million Private Placement of Common Stock

Net Proceeds from Placement to Support Continued Growth and

Successful Go to Market Strategy

AUSTIN, Texas (Aug. 14, 2007) – Active Power, Inc. (NASDAQ: ACPW), inventor and manufacturer of the most energy-efficient critical power systems in the world, announced today it completed a private placement of approximately $14 million of common stock to institutional investors. The transaction involved the sale of 10,000,000 shares of common stock at a purchase price of approximately $1.40 per share. Active Power intends to use the net proceeds from the placement to grow the business in new and expanding markets and for working capital purposes. RBC Capital Markets acted as the exclusive placement agent for the offering.

“This transaction is another proof point of the confidence that existing and new shareholders have in the current Active Power go to market strategy initiated just over a year ago,” said Jim Clishem, president and CEO of Active Power. “Our strategies to natively expand into new global markets, expand our multi-channel sales distribution, increase our focus on service, and deliver complete backup power solutions are demonstrating measurable results. In addition, these new funds allow us to strengthen our balance sheet and build on our success in providing customers with energy efficient, reliable and economically green backup power solutions across the globe. Customers recognize the need and importance of deploying environmentally friendly and energy efficient backup power products to their businesses. We’re beginning to see more and more mission-critical enterprises seek us out by name which truly reinforces our commitment to this expanding market. ”

“The proceeds from this transaction along with the previously announced $5 million line of credit facility we intend to enter into in the third quarter significantly enhances our liquidity position and the financial flexibility to further execute our business strategies,” said John Penver, CFO of Active Power.

Neither the offer nor sale of the shares of common stock sold to the investors has been registered under the Securities Act of 1933. Accordingly, these securities may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. Active Power has agreed to file a registration statement covering resale of the shares of common stock sold to the investors. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock.

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About Active Power

Active Power (NASDAQ: ACPW) provides efficient, reliable and green critical power solutions and uninterruptible power supply (UPS) systems to enable business continuity in the event of power disturbances. Founded in 1992, Active Power’s flywheel-based UPS systems protect critical operations in data centers, healthcare facilities, manufacturing plants, broadcast stations and governmental agencies in more than 40 countries. Active Power also offers CoolAir, the only solution that provides both backup power and backup cooling. With expert power system engineers and worldwide services and support, Active Power ensures organizations have the power to perform. For more information, please visit www.activepower.com.

Cautionary Note Regarding Forward-Looking Statements

Statements in this release regarding expected future results are forward looking statements that are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such forward looking statements due to various factors, including but not limited to: acceptance of our current and new products by the power quality market; inability to accurately predict revenue and budget for expenses for future periods; fluctuations in revenue and operating results; overall market performance; the potential for significant losses to continue; decreases and/or delays in capital spending; limited product offerings; inability to expand and integrate new distribution channels; inability to manage new and existing product distribution relationships; our dependence on our relationship with Caterpillar®; competition; delays in research and development; dependence on sole or limited source suppliers; inability to increase product sales; inventory risks; dependence upon key personnel; inability to protect our intellectual property rights; potential future acquisitions; our need for additional financing including the dilutive effects of such financing; the volatility of our stock price regardless of our actual financial performance, including as a result of the effect of sales of stock or hedging strategies by purchasers of our common stock or other holders of restricted stock; further expenses and adjustments or litigation or government investigations that may be incurred in connection with the review of our historical stock option granting procedures; and other factors detailed in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward looking statements, which speak only as of the date hereof, and we undertake no obligation to update these forward looking statements to reflect subsequent events or circumstances. The inclusion of any statement in this release does not constitute an admission by the company or any other person that the events or circumstances described in such statement are material.

Active Power, the Active Power logo, and CleanSource are registered trademarks of, and CoolAir is a trademark of Active Power, Inc. All other trademarks are the properties of their respective companies.

Active Power Investor Contact:	Active Power Media Contact:
John Penver	Lee Higgins
Chief Financial Officer	Public Relations Manager
512-744-9234	512-744-9488
jpenver@activepower.com	lhiggins@activepower.com